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News Release
Truist reports third quarter 2025 results
Net income available to common shareholders of $1.3 billion, or $1.04 per share	Average loans HFI increased $7.9 billion, or 2.5%	Repurchased $500 million in common shares; Dividend and total payout ratios of 50% and 87%
3Q25 Key Financial Data	3Q25 Performance Highlights(4)

(Dollars in billions, except per share data)	3Q25	2Q25	3Q24
Summary Income Statement
Net interest income	$3.63	$3.59	$3.60
Net interest income - TE(1)	3.68	3.64	3.66
Noninterest income	1.56	1.40	1.48
Total revenue	5.19	4.99	5.09
Total revenue - TE(1)	5.24	5.04	5.14
Noninterest expense	3.01	2.99	2.93
Net income	1.45	1.24	1.44
Net income available to common shareholders	1.35	1.18	1.34
Adjusted net income available to common shareholders(1)	1.35	1.19	1.31
PPNR - unadjusted(1)(2)	2.22	2.05	2.21
PPNR - adjusted(1)(2)	2.25	2.10	2.22
Key Metrics
Diluted EPS	$1.04	$0.90	$0.99
Adjusted diluted EPS(1)	1.04	0.91	0.97
BVPS	46.70	45.70	44.46
TBVPS(1)	32.57	31.63	30.64
ROCE	9.0%	8.1%	9.1%
ROTCE(1)	13.6	12.3	13.8
Efficiency ratio - unadjusted(2)	58.1	59.9	57.5
Efficiency ratio - adjusted(1)(2)	55.7	57.1	55.2
Fee income ratio - unadjusted(2)	30.0	28.1	29.2
Fee income ratio - adjusted(1)(2)	29.7	28.1	28.9
NIM - TE(1)	3.01	3.02	3.12
NCO ratio	0.48	0.51	0.55
ALLL ratio	1.54	1.54	1.60
CET1 ratio(3)	11.0	11.0	11.6
Average Balances
Assets	$542	$537	$519
Securities	119	122	117
Loans and leases	322	314	305
Deposits	397	400	384
•Net income available to common shareholders was $1.3 billion, or $1.04 per diluted share

•Total TE revenues were up 4.0%
◦TE net interest income increased 1.2%; net interest margin was down one basis point
◦Noninterest income was up $158 million, or 11%, primarily due to higher investment banking and trading income and wealth management income, partially offset by lower other income

•Noninterest expense was up $28 million, or 0.9%, primarily due to higher personnel expense, partially offset by lower professional fees and outside processing expense and regulatory costs

•Average loans and leases HFI were up 2.5% due to broad based loan growth
◦End of period loans and leases HFI were $323.7 billion, up $4.9 billion, or 1.6%

•Average deposits decreased 1.0%

•Asset quality was solid
◦Nonperforming loans to total loans HFI were up nine basis points
◦Loans 90 days or more past due to total loans HFI were up one basis point
◦ALLL ratio was flat
◦Net charge-off ratio of 48 basis points, down three basis points

•Capital levels remained strong
◦Repurchased $500 million in common shares, resulting in a dividend and total payout ratio of 50% and 87%, respectively
◦CET1 ratio(3) was 11.0%
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in this release or the appendix to Truist’s Third Quarter 2025 Earnings Presentation.
(2)This metric is calculated based on continuing operations.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from third quarter of 2025 compared to second quarter of 2025 on a continuing operations basis, unless otherwise noted.

CEO Commentary
“Truist delivered strong third-quarter results, underscored by robust fee income growth in investment banking and trading and wealth, healthy loan expansion, and continued expense and credit discipline. These results reflect the strength of our diversified business model and the momentum we’re seeing across our company.

We remain focused on executing our growth strategy, which is supported by our strong capital position, the attractive markets we serve and the investments we’ve made in talent and technology. As we move forward, our clear strategic focus on growth, strong balance sheet, and purpose-driven culture positions us well to accelerate our performance, return capital to our shareholders, and drive long-term shareholder value.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	investors@truist.com
Media:	Shelley Miller	media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	3Q25	2Q25	3Q24	Link		Like
Interest income	$6,286	$6,154	$6,352	$132	2.1%	$(66)	(1.0)%
Plus: Taxable-equivalent adjustment	51	48	55	3	6.3	(4)	(7.3)
Interest income - taxable equivalent(1)	6,337	6,202	6,407	135	2.2	(70)	(1.1)
Interest expense	2,657	2,567	2,750	90	3.5	(93)	(3.4)
Net interest income - taxable equivalent(1)	$3,680	$3,635	$3,657	$45	1.2	$23	0.6

Net interest margin - taxable equivalent(1)	3.01%	3.02%	3.12%	(1) bp		(11) bps

Average Balances(2)
Total earning assets	$486,006	$480,983	$466,137	$5,023	1.0%	$19,869	4.3%
Total interest-bearing liabilities	359,103	354,251	334,363	4,852	1.4	24,740	7.4

Yields / Rates(1)
Total earning assets	5.18%	5.16%	5.47%	2 bps		(29) bps
Total interest-bearing liabilities	2.94	2.91	3.27	3 bps		(33) bps
(1)Amounts are on a taxable-equivalent basis, which represents a non-GAAP measure, utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents daily average balances. Unrealized gains and losses on available-for-sale securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities.

Taxable-equivalent net interest income for the third quarter of 2025 was up $45 million, or 1.2%, compared to the second quarter of 2025 due to an additional day in the third quarter of 2025, loan growth, and fixed-rate asset repricing. Net interest margin was 3.01%, down one basis point compared to the second quarter of 2025.

•Average earning assets increased $5.0 billion, or 1.0%, primarily due to an increase in average total loans of $8.2 billion, or 2.6%, partially offset by a decline in average securities of $2.6 billion, or 2.2%.
•The yield on the average total loan portfolio was 6.00%, down one basis point. The yield on the average securities portfolio was 3.16%, flat compared to the prior quarter.
•Average deposits decreased $3.9 billion, or 1.0%, primarily due to lower short-term client deposits, average short-term borrowings increased $555 million, or 2.1%, and average long-term debt increased $7.2 billion, or 21%.
•The average cost of total deposits was 1.84%, down one basis point. The average cost of short-term borrowings was 4.42%, down five basis points. The average cost of long-term debt was 5.04%, up two basis points.

Taxable-equivalent net interest income for the third quarter of 2025 was up $23 million, or 0.6%, compared to the third quarter of 2024. Net interest margin was 3.01%, down 11 basis points compared to the third quarter of 2024.

•Average earning assets increased $19.9 billion, or 4.3%, primarily due to an increase in average total loans of $17.5 billion, or 5.7%, and an increase in average securities of $2.0 billion, or 1.7%.
•The yield on the average total loan portfolio was 6.00%, down 41 basis points due to the impact of variable rate loans repricing. The yield on the average securities portfolio was 3.16%, up 19 basis points.
•Average deposits increased $12.3 billion, or 3.2%, average short-term borrowings increased $6.0 billion, or 29%, and average long-term debt increased $6.1 billion, or 17%.
•The average cost of total deposits was 1.84%, down 24 basis points. The average cost of short-term borrowings was 4.42%, down 99 basis points. The average cost of long-term debt was 5.04%, down nine basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	3Q25	2Q25	3Q24	Link		Like
Wealth management income	$374	$348	$350	$26	7.5%	$24	6.9%
Investment banking and trading income	323	205	332	118	57.6	(9)	(2.7)
Card and payment related fees	225	232	222	(7)	(3.0)	3	1.4
Service charges on deposits	240	227	221	13	5.7	19	8.6
Mortgage banking income	118	107	106	11	10.3	12	11.3
Lending related fees	103	99	88	4	4.0	15	17.0
Operating lease income	45	47	49	(2)	(4.3)	(4)	(8.2)
Securities gains (losses)	—	(18)	—	18	(100.0)	—	NM
Other income	130	153	115	(23)	(15.0)	15	13.0
Total noninterest income	$1,558	$1,400	$1,483	$158	11.3	$75	5.1

Noninterest income was up $158 million, or 11%, compared to the second quarter of 2025 primarily due to higher investment banking and trading income and wealth management income, partially offset by lower other income. Excluding securities losses, noninterest income was up $140 million, or 9.9%, compared to the second quarter of 2025.

•Investment banking and trading income increased primarily due to higher trading income and capital markets activity.
•Wealth management income increased primarily due to higher assets under management.
•Other income decreased primarily due to a valuation decrease for derivatives related to Visa shares.

Noninterest income was up $75 million, or 5.1%, compared to the third quarter of 2024 primarily due to higher wealth management income and service charges on deposits.

•Wealth management income increased primarily due to higher assets under management.
•Service charges on deposits increased primarily due to higher treasury management fees.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	3Q25	2Q25	3Q24	Link		Like
Personnel expense	$1,726	$1,653	$1,628	$73	4.4%	$98	6.0%
Professional fees and outside processing	346	373	336	(27)	(7.2)	10	3.0
Software expense	233	231	222	2	0.9	11	5.0
Net occupancy expense	182	179	157	3	1.7	25	15.9
Equipment expense	90	89	84	1	1.1	6	7.1
Amortization of intangibles	72	73	84	(1)	(1.4)	(12)	(14.3)
Marketing and customer development	79	82	75	(3)	(3.7)	4	5.3
Operating lease depreciation	31	33	34	(2)	(6.1)	(3)	(8.8)
Regulatory costs	32	55	51	(23)	(41.8)	(19)	(37.3)
Restructuring charges	27	28	25	(1)	(3.6)	2	8.0
Other expense	196	190	231	6	3.2	(35)	(15.2)
Total noninterest expense	$3,014	$2,986	$2,927	$28	0.9	$87	3.0

Noninterest expense was up $28 million, or 0.9%, compared to the second quarter of 2025 primarily due to higher personnel expense, partially offset by lower professional fees and outside processing expense and regulatory costs.

•Personnel expense increased primarily due to higher incentives, investments in talent in revenue producing businesses as well as the technology and risk infrastructure organizations, and medical claims.
•Professional fees and outside processing expense decreased primarily due to the completion of certain projects.
•Regulatory costs decreased primarily due to an adjustment to the FDIC special assessment.

Noninterest expense was up $87 million, or 3.0%, compared to the third quarter of 2024 primarily due to higher personnel expense, partially offset by lower other expense.

•Personnel expense increased primarily due to higher investments in talent in revenue producing businesses as well as the technology and risk infrastructure organizations, medical claims, and incentives.
•Other expense decreased primarily due to lower operating losses.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	3Q25	2Q25	3Q24	Link		Like
Provision for income taxes	$285	$273	$271	$12	4.4%	$14	5.2%
Effective tax rate	16.4%	18.0%	15.8%	(160) bps		60 bps

The lower effective tax rate for the third quarter of 2025 compared to the second quarter of 2025 is primarily driven by a decrease in the full-year forecasted effective tax rate and lower discrete tax items.

The higher effective tax rate for the third quarter of 2025 compared to the third quarter of 2024 is primarily due to higher income before taxes and higher full-year forecasted effective tax rate in the current year.

Average Loans and Leases
(Dollars in millions)	3Q25	2Q25	Change	% Change
Commercial:
Commercial and industrial	$162,207	$158,491	$3,716	2.3%
CRE	21,171	19,687	1,484	7.5
Commercial construction	8,258	8,613	(355)	(4.1)
Total commercial	191,636	186,791	4,845	2.6
Consumer:
Residential mortgage	57,676	56,789	887	1.6
Home equity	9,588	9,586	2	—
Indirect auto	24,964	24,158	806	3.3
Other consumer	31,714	30,387	1,327	4.4
Total consumer	123,942	120,920	3,022	2.5
Credit card	4,915	4,890	25	0.5
Total loans and leases held for investment	$320,493	$312,601	$7,892	2.5

Average loans and leases HFI were $320.5 billion, an increase of $7.9 billion, or 2.5%, compared to the prior quarter.

•Average commercial loans increased 2.6% due to an increase in the commercial and industrial and CRE portfolios.
•Average consumer loans increased 2.5% due to growth in the other consumer, residential mortgage, and indirect auto portfolios.

End of period loans and leases HFI were $323.7 billion, up $4.9 billion, or 1.6%, primarily due to increases in the CRE, commercial and industrial, other consumer, and indirect auto portfolios.

Average Deposits
(Dollars in millions)	3Q25	2Q25	Change	% Change
Noninterest-bearing deposits	$105,751	$106,686	$(935)	(0.9)%
Interest checking	109,244	116,193	(6,949)	(6.0)
Money market and savings	136,515	135,607	908	0.7
Time deposits	45,090	41,997	3,093	7.4
Total deposits	$396,600	$400,483	$(3,883)	(1.0)

Average deposits for the third quarter of 2025 were $396.6 billion, a decrease of $3.9 billion, or 1.0%, compared to the prior quarter primarily due to lower short-term client deposits.

Average noninterest-bearing deposits decreased 0.9% compared to the prior quarter and represented 26.7% of total deposits for the third quarter of 2025 compared to 26.6% for the second quarter of 2025. Average interest checking deposits decreased 6.0%. Average money market and savings accounts increased 0.7%. Average time deposits increased 7.4%.

Capital Ratios
	3Q25	2Q25	1Q25	4Q24	3Q24
Risk-based:	(preliminary)
CET1	11.0%	11.0%	11.3%	11.5%	11.6%
Tier 1	12.3	12.3	12.7	12.9	13.2
Total	14.2	14.3	14.7	15.0	15.3
Leverage	10.2	10.2	10.3	10.5	10.8
Supplementary leverage	8.5	8.5	8.7	8.8	9.1

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist’s CET1 ratio was 11.0% as of September 30, 2025, flat compared to June 30, 2025 as capital returned to shareholders and an increase in risk-weighted assets was offset by current quarter earnings.

Truist declared common dividends of $0.52 per share during the third quarter of 2025 and repurchased $500 million of common stock. The dividend and total payout ratios for the third quarter of 2025 were 50% and 87%, respectively.

Truist’s average consolidated LCR was 110% for the three months ended September 30, 2025, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	3Q25	2Q25	1Q25	4Q24	3Q24
Total nonperforming assets	$1,629	$1,316	$1,618	$1,477	$1,528
Total loans 90 days past due and still accruing	584	546	616	587	518
Total loans 30-89 days past due and still accruing	1,743	1,811	1,619	1,949	1,769
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.48%	0.39%	0.48%	0.47%	0.48%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.54	0.57	0.52	0.64	0.58
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.18	0.17	0.20	0.19	0.17
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.05	0.04	0.05	0.05	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.54	1.54	1.58	1.59	1.60
Ratio of allowance for loan and lease losses to net charge-offs	3.3x	3.1x	2.6x	2.7x	2.9x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.2x	3.9x	3.3x	3.4x	3.3x
Applicable ratios are annualized.

Nonperforming assets totaled $1.6 billion at September 30, 2025, up $313 million compared to June 30, 2025, due to an increase in the commercial and industrial portfolio. Nonperforming loans and leases were 0.48% of loans and leases held for investment at September 30, 2025, up nine basis points compared to June 30, 2025.

Loans 90 days or more past due and still accruing totaled $584 million at September 30, 2025, up one basis point as a percentage of loans and leases compared with the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05% at September 30, 2025, up one basis point compared to June 30, 2025.

Loans 30-89 days past due and still accruing totaled $1.7 billion at September 30, 2025, down $68 million, or three basis points as a percentage of loans and leases, compared to the prior quarter primarily due to declines in the commercial and industrial, CRE, and residential mortgage portfolios, partially offset by an increase in the indirect auto portfolio.

The allowance for credit losses was $5.3 billion at September 30, 2025 and included $5.0 billion for the allowance for loan and lease losses and $317 million for the reserve for unfunded commitments. The ALLL ratio at September 30, 2025 was 1.54%, flat compared with June 30, 2025. The ALLL covered nonperforming loans and leases held for investment 3.2x at September 30, 2025, compared to 3.9x at June 30, 2025. At September 30, 2025, the ALLL was 3.3x annualized net charge-offs, compared to 3.1x at June 30, 2025.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	3Q25	2Q25	3Q24	Link		Like
Provision for credit losses	$436	$488	$448	$(52)	(10.7)%	$(12)	(2.7)%
Net charge-offs	385	396	418	(11)	(2.8)	(33)	(7.9)
Net charge-offs as a percentage of average loans and leases	0.48%	0.51%	0.55%	(3) bps		(7) bps
Applicable ratios are annualized.

The provision for credit losses was $436 million for the third quarter of 2025 compared to $488 million for the second quarter of 2025.

•The decrease in the current quarter provision expense primarily reflects a lower allowance build.
•The net charge-off ratio for the current quarter was down compared to the second quarter of 2025 primarily driven by lower net charge-offs in the credit card, CRE, and commercial and industrial portfolios, partially offset by an increase in the indirect auto portfolio.

The provision for credit losses was $436 million for the third quarter of 2025 compared to $448 million for the third quarter of 2024.

•The net charge-off ratio for the current quarter was down compared to the third quarter of 2024 primarily driven by lower net charge-offs in the CRE and credit card portfolios, partially offset by the indirect auto portfolio.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live third quarter 2025 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/mdQ0gY4Vl61

Dial-in: 1-877-883-0383, passcode 4433280

Additional details: The news release and presentation materials are available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Third Quarter 2025 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $544 billion as of September 30, 2025. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
Like	Compared to third quarter of 2024
Link	Compared to second quarter of 2025
NCO	Net charge-offs
NIM - TE	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable-equivalent

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. Truist believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted net income available to common shareholders and adjusted diluted EPS - Adjusted net income available to common shareholders and adjusted diluted earnings per share are non-GAAP in that these measures exclude selected items, net of tax. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Adjusted efficiency ratio, adjusted fee income ratio, and related measures - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains and losses, amortization of intangible assets, restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Additionally, the adjusted fee income ratio is non-GAAP in that it excludes securities gains and losses and other selected items, and is calculated using adjusted revenue and adjusted noninterest income. Taxable equivalent revenue and taxable equivalent net interest income include a taxable equivalent adjustment utilizing the federal income tax rate of 21% for certain tax-exempt instruments. Adjusted revenue and adjusted noninterest income exclude securities gains and losses and other selected items. Adjusted noninterest expense excludes restructuring charges and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), restructuring charges, and other selected items. Truist’s management calculated these measures based on Truist’s continuing operations. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures, including ROTCE and TBVPS, are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in this release or the appendix to Truist’s Third Quarter 2025 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, geopolitical, business, social, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including tariffs or changes in interest rates;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties;
•our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate corporate responsibility practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K or described in any of the Company’s subsequent quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.